UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

YETI Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

98585X 104

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98585X 104

1.	Names of Reporting Persons Cortec Management V, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 41,476,740

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 41,476,740

	8.	Shared Dispositive Power 3,489,714

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 44,966,454

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 53.4%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 98585X 104

1.	Names of Reporting Persons Cortec Group Fund V, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 41,476,740

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 49.3%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 98585X 104

1.	Names of Reporting Persons Cortec Co-Investment Fund V, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 953,965

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 953,965

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 953,965

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 1.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 98585X 104

1.	Names of Reporting Persons Cortec Management V (Co-Invest), LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,535,749

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,535,749

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,535,749

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 3.0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 98585X 104

1.	Names of Reporting Persons Cortec Group Fund V (Parallel), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,535,749

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 3.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 98585X 104

1.	Names of Reporting Persons Roy J. Seiders

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 8,684,062

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 8,684,062

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,684,062

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 10.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 98585X 104

1.	Names of Reporting Persons RJS ICE Management, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 8,684,062

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 8,684,062

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,684,062

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 10.3%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 98585X 104

1.	Names of Reporting Persons RJS Ice, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 428,050

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 428,050

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 428,050

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 0.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 98585X 104

1.	Names of Reporting Persons RJS Ice 2, LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 8,256,012

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 8,256,012

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,256,012

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 9.8%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 98585X 104

1.	Names of Reporting Persons Ryan R. Seiders

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,742,714

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 7,742,714

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,742,714

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 9.2%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 98585X 104

1.	Names of Reporting Persons RRS ICE Management, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,742,714

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 7,742,714

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,742,714

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 9.2%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 98585X 104

1.	Names of Reporting Persons RRS Ice 2, LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,742,714

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 7,742,714

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,742,714

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 9.2%

12.	Type of Reporting Person (See Instructions) PN

Item 1.
(a)	Name of Issuer YETI Holdings, Inc. (the “Issuer”)
(b)	Address of Issuer’s Principal Executive Offices 7601 Southwest Parkway, Austin, Texas 78735

Item 2.
(a)	Name of Person Filing
(b)	Address of Principal Business Office or, if none, Residence
(c)

Citizenship

(i)        Cortec Management V, LLC
c/o Cortec Group Inc., 140 East 45th Street, 43rd Floor, New York, NY 10017
Citizenship: Delaware limited liability company

(ii)       Cortec Group Fund V, L.P.
c/o Cortec Group Inc., 140 East 45th Street, 43rd Floor, New York, NY 10017
Citizenship: Delaware limited partnership

(iii)      Cortec Co-Investment Fund V, LLC
c/o Cortec Group Inc., 140 East 45th Street, 43rd Floor, New York, NY 10017
Citizenship: Delaware limited liability company

(iv)      Cortec Management V (Co-Invest), LLC
c/o Cortec Group Inc., 140 East 45th Street, 43rd Floor, New York, NY 10017
Citizenship: Delaware limited liability company

(v)       Cortec Group Fund V (Parallel), L.P.
c/o Cortec Group Inc., 140 East 45th Street, 43rd Floor, New York, NY 10017
Citizenship: Delaware limited partnership

(vi)      Roy J. Seiders
P.O. Box 163325, Austin, TX 78716
Citizenship: United States

(vii)     RJS ICE Management, LLC
P.O. Box 163325, Austin, TX 78716
Citizenship: Texas limited liability company

(viii)    RJS Ice, L.P.
P.O. Box 163325, Austin, TX 78716
Citizenship: Texas limited partnership

(ix)      RJS Ice 2, LP
P.O. Box 163325, Austin, TX 78716
Citizenship: Texas limited partnership

(x)       Ryan R. Seiders
P.O. Box 163325, Austin, TX 78716
Citizenship: United States

(xi)      RRS ICE Management, LLC
P.O. Box 163325, Austin, TX 78716
Citizenship: Texas limited liability company

(xii)     RRS Ice 2, LP
P.O. Box 163325, Austin, TX 78716
Citizenship: Texas limited partnership

The foregoing persons are collectively referred to herein as the “Reporting Persons.”

(d)	Title of Class of Securities Common Stock, par value $0.01 per share (“Common Stock”)
(e)	CUSIP Number 98585X 104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
This Item 3 is not applicable.

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned:
	(b)	Percent of class:
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote
		(ii)	Shared power to vote or to direct the vote
		(iii)	Sole power to dispose or to direct the disposition of
(iv)

Shared power to dispose or to direct the disposition of

As of December 31, 2018, each of the Reporting Persons’ beneficial ownership was as follows:

(A)                     Cortec Management V, LLC:
Amount beneficially owned: 44,966,454 shares
Percent of class: 53.4%
Sole voting power: 41,476,740 shares
Shared voting power: 0 shares
Sole dispositive power: 41,476,740 shares
Shared dispositive power: 3,489,714 shares

(B)                     Cortec Group Fund V, L.P.:
Amount beneficially owned: 41,476,740 shares
Percent of class: 49.3%
Sole voting power: 0 shares
Shared voting power: 0 shares
Sole dispositive power: 0 shares
Shared dispositive power: 0 shares

(C)                     Cortec Co-Investment Fund V, LLC:
Amount beneficially owned: 953,965 shares
Percent of class: 1.1%
Sole voting power: 953,965 shares
Shared voting power: 0 shares
Sole dispositive power: 0 shares
Shared dispositive power: 953,965 shares

(D)                     Cortec Management V (Co-Invest), LLC:
Amount beneficially owned: 2,535,749 shares
Percent of class: 3.0%
Sole voting power: 2,535,749 shares
Shared voting power: 0 shares
Sole dispositive power: 0 shares
Shared dispositive power: 2,535,749 shares

(E)                      Cortec Group Fund V (Parallel), L.P.:
Amount beneficially owned: 2,535,749 shares
Percent of class: 3.0%
Sole voting power: 0 shares
Shared voting power: 0 shares

Sole dispositive power: 0 shares

Shared dispositive power: 0 shares

(F)                       Roy J. Seiders:
Amount beneficially owned: 8,684,062 shares
Percent of class: 10.3%
Sole voting power: 8,684,062 shares
Shared voting power: 0 shares
Sole dispositive power: 8,684,062 shares
Shared dispositive power: 0 shares

(G)                     RJS ICE Management, LLC:
Amount beneficially owned: 8,684,062 shares
Percent of class: 10.3%
Sole voting power: 8,684,062 shares
Shared voting power: 0 shares
Sole dispositive power: 8,684,062 shares
Shared dispositive power: 0 shares

(H)                    RJS Ice, L.P.:
Amount beneficially owned: 428,050 shares
Percent of class: 0.5%
Sole voting power: 428,050 shares
Shared voting power: 0 shares
Sole dispositive power: 428,050 shares
Shared dispositive power: 0 shares

(I)                         RJS Ice 2, LP:
Amount beneficially owned: 8,256,012 shares
Percent of class: 9.8%
Sole voting power: 8,256,012 shares
Shared voting power: 0 shares
Sole dispositive power: 8,256,012 shares
Shared dispositive power: 0 shares

(J)                         Ryan R. Seiders:
Amount beneficially owned: 7,742,714 shares
Percent of class: 9.2%
Sole voting power: 7,742,714 shares
Shared voting power: 0 shares
Sole dispositive power: 7,742,714 shares
Shared dispositive power: 0 shares

(K)                     RRS ICE Management, LLC:
Amount beneficially owned: 7,742,714 shares
Percent of class: 9.2%
Sole voting power: 7,742,714 shares
Shared voting power: 0 shares
Sole dispositive power: 7,742,714 shares
Shared dispositive power: 0 shares

(L)                      RRS Ice 2, LP:
Amount beneficially owned: 7,742,714 shares
Percent of class: 9.2%
Sole voting power: 7,742,714 shares
Shared voting power: 0 shares
Sole dispositive power: 7,742,714 shares
Shared dispositive power: 0 shares

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
This Item 6 is not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
This Item 7 is not applicable.

Item 8.	Identification and Classification of Members of the Group

The Reporting Persons are party to a Voting Agreement, dated as of October 24, 2018 (the “Voting Agreement”). The Voting Agreement requires the Reporting Persons to vote their shares of Common Stock for directors that are designated by a stockholder representative in accordance with the provisions of the Voting Agreement. The Voting Agreement will terminate on the earlier to occur of (i) the parties thereto no longer beneficially owning in the aggregate shares of Common Stock representing greater than 50% of the then-outstanding voting power with respect to the election of the Issuer’s directors or (ii) upon written notice by Cortec Group Fund V, L.P. and its affiliates.  Considering the terms of the Voting Agreement, as of December 31, 2018, each of the Reporting Persons may be deemed to be a member of a “group” that beneficially owns an aggregate of 61,393,230 shares of Common Stock, or 72.9% of the outstanding Common Stock. Each of the Reporting Persons expressly disclaims beneficial ownership over any shares of Common Stock that they may be deemed to beneficially own solely by reason of the Voting Agreement. The filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G.

Item 9.	Notice of Dissolution of Group
This Item 9 is not applicable.

Item 10.	Certification
This Item 10 is not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2019	CORTEC MANAGEMENT V, LLC

	By:	/s/ David L. Schnadig
Name: David L. Schnadig
Title: Member

Dated: February 7, 2019	CORTEC GROUP FUND V, L.P.

	By:	CORTEC MANAGEMENT V, LLC, its general partner

	By:	/s/ David L. Schnadig
Name: David L. Schnadig
Title: Member

Dated: February 7, 2019	CORTEC CO-INVESTMENT FUND V, LLC

	By:	/s/ David L. Schnadig
Name: David L. Schnadig
Title: Member

Dated: February 7, 2019	CORTEC MANAGEMENT V (CO-INVEST), LLC

	By:	/s/ David L. Schnadig
Name: David L. Schnadig
Title: Member

Dated: February 7, 2019	CORTEC GROUP FUND V (PARALLEL), L.P.

	By:	CORTEC MANAGEMENT V (CO-INVEST), LLC, its general partner

	By:	/s/ David L. Schnadig
Name: David L. Schnadig
Title: Member

Dated: February 7, 2019	/s/ Roy J. Seiders
Roy J. Seiders

Dated: February 7, 2019	RJS ICE MANAGEMENT, LLC

	By:	/s/ Roy J. Seiders
Name: Roy J. Seiders
Title: Manager

Dated: February 7, 2019	RJS ICE, LP

	By:	RJS ICE MANAGEMENT, LLC, its general partner

	By:	/s/ Roy J. Seiders
Name: Roy J. Seiders
Title: Manager

Dated: February 7, 2019	RJS ICE 2, LP

	By:	RJS ICE MANAGEMENT, LLC, its general partner

	By:	/s/ Roy J. Seiders
Name: Roy J. Seiders
Title: Manager

Dated: February 7, 2019	/s/ Ryan R. Seiders
Ryan R. Seiders

Dated: February 7, 2019	RRS ICE MANAGEMENT, LLC

	By:	/s/ Ryan R. Seiders
Name: Ryan R. Seiders
Title: Manager

Dated: February 7, 2019	RRS ICE 2, LP

	By:	RRS ICE MANAGEMENT, LLC, its general partner

	By:	/s/ Ryan R. Seiders
Name: Ryan R. Seiders
Title: Manager

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).